Exhibit 10.1

August 14, 2015

Don Miller

Dear Don:

It is with great pleasure that we offer you the position of Senior Vice President and CFO effective August 14, 2015. You will report directly to me in this role. This offer is based on the terms and conditions set forth in Exhibit A which is attached and supersede any and all prior terms and conditions applicable to any former offer or arrangement between the Company and you.

Don, we are very pleased to see you transition to this new role within Bristow. Please feel free to contact me at 713-267-7601 if you have any questions

My very best regards,

/s/ Jonathan Baliff
Jonathan Baliff
President and CEO

Attachment

Offer Accepted:	/s/ Don Miller
Don Miller

Date:	August 14, 2015

Bristow Group Inc. 2103 City West Blvd., 4th Floor, Houston, Texas 77042 United States
t (713) 267 7600 f (713) 267 7620 bristowgroup.com

Exhibit A

Senior Vice President and CFO

Compensation Package

Employer and Location:	Bristow Group Inc. (the “Company”) located at 2103 City West Blvd, 3rd Floor, Houston, Texas 77042

Compensation Structure:	US based employment

Base Salary:	$425,000 per year

Bonus Percentage:	Participation in the Company’s Annual Incentive Compensation Plan, including cash bonuses in accordance with the Senior Vice President level. Current annual incentive compensation for this position is a target bonus of 75% of Base Salary with a maximum of 187.5% of Base Salary.

LTIP:	Participation in the Company’s Long Term Incentive Plan, including a target annual award for this position valued at 300% of Base Salary.

Retention Award:	A Retention Award of Stock Options valued at $200,000 to be awarded effective August 14, 2015 that will vest ratably in equal amounts on the first, second and third anniversaries of the date of grant. As more specifically described in the applicable award letter, the Retention Award will not be subject to accelerated vesting per the Company’s Management Severance Benefits Plan for U.S. Employees, but instead shall only vest consistent with the terms and conditions set forth in the applicable award letter.